UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 14, 2008
Date of Report (Date of earliest event reported):

ALMADORO MINERALS CORP.
(Exact name of registrant as specified in charter)

Nevada	000-52056	26-311760
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14405 W. Colfax Ave. Suite 104, Lakewood, CO 80401
(Address of principal executive offices)

866-469-3083
Registrant's telephone number, including area code:

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02   Unregistered Sales of Equity Securities

        On August 16, 2008, Almadoro Minerals Corp., a Nevada corporation (the “Company”) held a closing on the sale (the “Offering”) to accredited investors of an aggregate of $188,100 of 10% Series A Convertible Debentures (the “Debentures”). Each Debenture is convertible into shares of the Company’s $0.001 par value common stock at a price of $0.30 per share and is due December 31, 2008.

        The interest for the Debentures accrues daily and compounds quarterly and is payable upon the earlier of conversion or maturity of the Debentures (or portion thereof), in cash or in stock, at the Company’s option. If the Company elects to make payment in common stock, such shares (“Interest Shares”) shall be payable at the rate of 1 Interest Share per $0.30 in interest due. The Debentures may be prepaid at any time without penalty or premium.

        The Debentures were offered and sold in reliance upon Rule 506 promulgated under Section 4(2) of the Securities Act of 1933, as amended. The Form of Debenture is attached hereto as Exhibit 10.1 and is incorporated herein by this reference.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        On August 19, 2008, the Company appointed Steven M. Grubner as the Company’s principal accounting officer and Chief Financial Officer.

        Steven M. Grubner, age 50, currently serves as the Chief Financial Officer and Chief Operating Officer of Mach One Corporation, a public company that markets and sells colostrum replacement products for the dairy industry since June 2006. From June 2004 to June 2006, Mr. Grubner served as the Chief Financial Officer of GeneThera, Inc., a public company involved in the biotechnology industry. Prior to serving as the Chief Financial Officer of GeneThera, Inc., Mr. Grubner was the President of NVO Solutions, Inc., a Company engaged in system integration. Mr. Grubner received a Bachelor of Arts Degree in Economics from the University of Michigan and received a Juris Doctorate from the John Marshall Law School.

        There are no related party transactions between the Company and Mr. Grubner or members of his immediate family as described in Regulation S-K 404(a).

Item 9.01   Financial Statements and Exhibits

Exhibit Number	Description

10.1	Form of Debenture

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 20, 2008	ALMADORO MINERALS CORP. /s/ Michael Stemple Michael Stemple, President